UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 16, 2008

Sino Fibre Communications, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52709	76-0616470
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Chrysler Building 405 Lexington Avenue, 26th Floor New York, New York	10174
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (212) 907-6522

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 13, 2008 Sino Fibre Communications, Inc. (OTCBB:SFBE), entered into a memorandum of understanding ("MOU") with Germany Barter Exchange GmbH "GBE", in a joint cooperation to conduct develop and conduct barter trade with Sino Fibre's joint venture ("JV"), China Business Online Company Limited. Both parties agreed that GBE will become an affiliate of Sino Fibre, which GBE will act as a barter trade marketing arm in Germany for the JV company to promote Sino-European barter exchange, and to serve as a gateway to process the barter trade transactions to and from China, Germany and eastern European countries.

Sino Fibre and CASME have agreed to work together to take advantage of advanced international management practices to provide barter trade services for Chinese small and medium sized enterprises. Sino Fibre and CASME have jointly established China Business Online Company Limited in China, which will be wholly funded by Sino Fibre. CASME will provide the CASME brand, government and member resources to develop the business of the JV.

CASME is administered by the Chinese National Development and Reform Commission to provide business development assistance to Chinese medium and small enterprises in China and aboard. CASME operates across China with branch offices in cities and provinces throughout the country. CASME's currently has 4.5 million registered members.

Item 9.01. Financial Statements and Exhibits.

Exhibits

Exhibit	Description
11.1	Memorandum of understanding between Sino Fibre and Germany Barter Exchange
99.1	Press release dated May 16, 2008 announcing the memorandum of understanding between Sino Fibre and Germany Barter Exchange

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sino Fibre Communications, Inc. (Registrant)
June 16, 2008 (Date)	/s/ DANIEL MCKINNEY Daniel Mckinney Chief Executive Officer

Exhibit Index
99.1	Press release dated June 16, 2008